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                                                                   EXHIBIT 10.16


                              MCKESSON HBOC, INC.

                        Executive Medical Plan Summary


The Executive Health Plan is a benefit for senior executives which provides medical and dental insurance coverage with no deductible. There is no exclusion for pre-existing conditions. The Plan pays 100% of eligible expenses. Eligible expenses are those which would otherwise be deductible for Federal Income Tax purposes. The Plan is available to eligible executives and dependents during the executive's employment and ends upon his/her retirement, termination of employment, or removal from participation in the Plan. An eligible dependent is one who qualifies as a legal dependent under Internal Revenue Service regulations. The Plan also includes a prescription drug benefit which currently reimburses 100% of the cost of covered prescription drugs.